SERVICES AND BILLING AGREEMENT

     This SERVICES AND BILLING AGREEMENT is effective as of this 1st day of October, 1997, by and between MEDCATH OF TUCSON, L.L.C., a North Carolina limited liability company ("Hospital"), and CCT, L.L.C., a North Carolina limited liability company ("CCT") .

                                R E C I T A L S:

     A. The Hospital owns certain real property located in Tucson, Arizona on which it operates an acute care hospital (the "Hospital Building").

     B. In property leased to CCT by the Hospital, CCT operates a cardiac catheterization laboratory (the "Cath Lab"). The property in which the Cath Lab is operated is leased from the Hospital pursuant to that certain Lease between the Hospital and CCT dated as of the date hereof (the "Lease").

     C. The Hospital and CCT wish to enter into this Agreement to govern certain services and billing arrangements for such services provided by CCT.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Hospital and CCT hereby agree as follows:

     1. Services and Billing.

     A. From time to time during the term of this Agreement, CCT shall provide to the Hospital and its patients all inpatient and outpatient cardiac catheterization services which they may reasonably request from time to time including without limitation those services identified on Schedule A attached hereto (the "Services"). CCT shall be obligated to provide its Services in accordance with reasonable rules, regulations and standards established from time to time by the Hospital and in accordance with all applicable rules, laws and regulations. It shall be the obligation of CCT to make its facilities and equipment available from time to time in accordance with the scheduling requirements of the Hospital. CCT shall require its employees to comply with the rules, regulations and standards which the Hospital reasonably establishes from time to time with respect to its own employees.

     B. Hospital shall bill the technical fees for all patients of the Hospital who receive Services at the Cath Lab. CCT hereby assigns to the Hospital the right to bill the technical fees and collect payment for such services and CCT shall not bill the patient directly. CCT agrees to promptly provide the Hospital with all information and medical records necessary for Hospital to appropriately bill for services provided at the Cath Lab.



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     2. Rates.

     A. Included on Schedule A is a Flat Rate Fee Schedule for certain procedures to be provided by CCT at the Cath Lab. CCT shall charge the Hospital the Flat Rate as set forth on the attached Fee Schedule for those procedures described therein for all Hospital patients who receive those procedures at the Cath Lab. Any procedures provided to such patients which are not listed on the attached Fee Schedule shall be charged by CCT on a fee-for-service basis at CCT's reasonable, customary charges.

     B. The Flat Rate Fee Schedule attached hereto as Schedule A shall be effective through the termination of this Agreement subject to adjustment as provided below. The Flat Rate Fee Schedule will be increased or decreased annually based on the reasonable agreement of the parties hereto.

     3. Payment. The Hospital shall pay to CCT for Services provided by CCT on or before the fifteenth (15th) day of the month following the month that CCT provided the Services to the patient.

     4. Term. Subject to early termination as provided herein, the term of this Agreement shall commence on October 1, 1997, and shall continue until October 1, 2003.

     5. Termination; Default.

     A. Termination of the Lease. This Agreement shall terminate upon termination of the Lease for any reason.

     B. Termination for Loss of Medicare Provider Status. This Agreement shall terminate if CCT, the Hospital or the physicians who directly or indirectly own or control CCT lose Medicare provider status or are excluded from Medicare so as to prevent the Hospital from billing Medicare pursuant to this Agreement.

     C. Termination on Alleged Substantial Violation. If a governmental agency takes the written position that performance of this Agreement is in violation of an applicable law, rule, regulation or ordinance which presents risk of loss of JCAHO accreditation, governmental licenses required for operations, qualification for payment by Medicare or payment by Medicare under this Agreement, criminal penalties or substantial civil penalties or ongoing civil penalties, and the alleged violation cannot be reasonably resolved by the parties and the governmental agency after the parties' good faith attempts at resolution, CCT or the Hospital may terminate this Agreement (without prior arbitration), without liability, effective sixty (60) days after written notice thereof. In that event, CCT's business and equipment may be purchased by the Hospital based on their then current fair market value.

     D. Post-Termination. Upon termination of this Agreement, each party shall remain liable for any obligations or liabilities arising from activities carried on by such party prior to the effective date of termination. Where immediate termination of this Agreement is provided

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for, CCT shall, at the request of Hospital, continue to provide professional services pursuant to all of the terms and conditions of this Agreement, until such time as Hospital patients being treated by CCT no longer require its services or have been transferred back to the Hospital.

     E. Other Default. CCT and the Hospital shall have all other legal rights and remedies for any default occurring under this Agreement.

     6. Assignment.

     This Agreement shall not be assigned separate and apart from the Lease and shall be assigned by CCT or the Hospital with any assignment of the Lease and as permitted under the Lease.

     7. Utilization, Peer Review, and Records.

     CCT shall participate in an integrated utilization review and peer review procedure with the Hospital. CCT and the Hospital will modify the integrated utilization review and peer review procedures, as necessary, to comply with standards of the Joint Commission on Accreditation of Health Care Organizations ("JCAHO") and to permit the Hospital to bill for procedures as described in
Section 1. CCT will provide information reasonably requested by the Hospital so the Hospital can maintain a complete clinical record of the services provided by CCT.

     8. Pharmacy. While such drugs are available, the Hospital will stock the thrombolytic agents, TPA and Urokinase, for CCT's use. CCT will promptly provide all information necessary for the Hospital to bill third party payors for these agents. If the Hospital mixes these agents, any mixing shall be in accordance with all Hospital protocols.

     9. Indemnification.

     A. Except to the extent any such loss is covered by Hospital's insurance policies, CCT shall indemnify and hold the Hospital harmless from any and all claims, demands, causes of action, losses, liabilities, judgments, damages, obligations, costs or expenses (including attorneys' fees), arising out of or in connection with any of the Services or other acts of CCT performed pursuant to this Agreement, including, without limitation, any liability for the negligence or malpractice of CCT or any of the employees, contractors or physicians performing its obligations.

     B. Except to the extent any such loss is covered by CCT's insurance policies, the Hospital shall indemnify and hold CCT harmless from any and all claims, demands, causes of action, losses, liabilities, judgments, damages, obligations, costs or expenses (including attorneys' fees), arising out of or in connection with any of the services or other acts of the Hospital performed pursuant to this Agreement, including, without limitation, any liability for the negligence or malpractice of the Hospital or any of the employees, contractors or physicians performing its obligations.

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     C. The indemnities contained in this Section 9 shall survive the termination of this Agreement.

     10. Notices. Any and all default notices required by this Agreement shall be personally delivered or sent by regular first-class mail, postage prepaid, addressed to a party at the address set forth herein, or at such other address as it may designate to the other party in accordance with this paragraph. A notice shall be deemed effective when mailed, or, if personally delivered, when delivered. All notices to CCT shall be to CCT, L.L.C., at the addresses set forth below or such other address or addresses as CCT may designate in writing in accordance with this Section:

                    CCT, L.L.C.
                    c/o MedCath Incorporated
                    7621 Little Avenue, Suite 106
                    Charlotte, NC  28226
                    Attn:  President - Diagnostics Division

All notices to the Hospital shall be sent to the address set forth below or such other address as the Hospital may designate in writing in accordance with this
Section:

                    MedCath of Tucson, L.L.C.
                    4888 N. Stone Avenue
                    Tucson, AZ  85704
                    Attn:  President of Tucson Heart Hospital

with a copy to:     MedCath of Tucson, L.L.C.
                    c/o MedCath Incorporated
                    7621 Little Avenue, Suite 106
                    Charlotte, NC  28226
                    Attention:  President - Hospital Division

     11. Access to Books and Records. Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, CCT will make available those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing services under this Agreement. Such inspection will be available up to four (4) years after the rendering of such services. If CCT carries out any of the duties of this Agreement through a subcontract with a value of Ten Thousand Dollars ($10,000.00) or more over a 12-month period with a related individual or organization, CCT agrees to include this requirement in any such subcontract. This Section is included pursuant to and governed by the requirement of 42 U.S.C. ss.1395x(v)(1) and the regulations promulgated thereunder. No attorney-client, accountant-client, or other legal privilege will be deemed to have been waived by either party or by virtue of this Agreement.

     12. Compliance With Laws. The parties agree to comply with all applicable laws, rules, regulations and ordinances relating to the performance of the obligations required in this Agreement.

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     13. No Contingencies. Nothing in this Agreement shall be deemed to require
CCT to use the Hospital or its related organizations, or to require CCT to use any Hospital services, including inpatient, outpatient, or ancillary services, or to prevent CCT or any of its owners from establishing staff privileges at, providing services at, or referring patients to any other facility.

     14. Arbitration; Mediation. Except where mediation is required in Section 2 above, any dispute, controversy or disagreement between the parties arising out of or relating to this Agreement shall be submitted to and settled by arbitration. Except as otherwise specifically provided herein, the arbitration shall be concluded in accordance with the commercial arbitration rules then existing of the American Arbitration Association whose decision shall be final and binding on the parties hereto. Mediation pursuant to Section 2 above shall be conducted by a single mediator, experienced in medical issues. If the parties cannot agree upon a mediator, they shall each appoint an independent representative within twenty (20) days of a request for mediation and the two representatives shall select the mediator within twenty (20) days thereafter. The mediation shall be conducted within twenty (20) days of the appointment of the mediator.

     15. Attorneys' Fees. The prevailing party in any litigation, arbitration or other proceedings arising out of this Agreement shall be reimbursed by the other party for all costs and expenses incurred in such proceedings, including reasonable attorneys' fees.

     16. Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

     17. Entire Agreement. This Agreement and the Lease contain the entire understanding of the parties and supersedes any prior understandings and agreements, written or oral, respecting the subjects discussed herein.

     18. Amendments. This Agreement may not be amended or modified except in writing signed by the parties.

     19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     20. Waiver of Provisions. The failure to enforce at any time any provision of this Agreement or to insist on timely performance of any obligation contained in this Agreement shall not be construed to be a waiver of such provision or of any other provision or of the right to timely performance of all obligations contained herein.

     21. Severability. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions which shall remain in full force and effect.

     23. Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed an original.

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     22. No Third-Party Beneficiary. Nothing in this Agreement shall be construed as providing any rights to enforce this Agreement, or any rights to otherwise enjoy the benefits of the terms of this Agreement, to any person or entity not a party to this Agreement or expressly named as a third-party beneficiary herein.


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     IN WITNESS WHEREOF, the parties have entered into this Agreement on the date and year first above written.


                                   "HOSPITAL"

                                   MEDCATH OF TUCSON, L.L.C.
                                   By: /s/ Thomas D. Plantz
                                       --------------------------

                                   By:  /s/ R. William Moore, Jr.
                                       --------------------------

                                   Name:    Thomas D. Plantz

                                   Title:        President


                                   "CCT"

                                   CCT, L.L.C.
                                   By:  Southern Arizona Heart, Inc.

                                   By:   /s/ R. William Moore, Jr.
                                       --------------------------

                                   Name:  R. William Moore, Jr.

                                   Title:   Assistant Secretary



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                                   Schedule A

                                   CCT, L.L.C.

                                  Fee Schedule

DRG               Description                             CCT Billing Rate
---               -----------                             ----------------

112               PTCA                                    $4,241
112               Periph Angioplasty                      $4,241
112               EP                                      $4,241
116               PTCA - Stent                            $5,341
115-118           Pacemakers                              $5,341
124               Cath w/complex diag                     $2,916
125               Cath w/o complex diag                   $2,066
                  Cath - outpatient                       $1,915